THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (this "**Amendment**") is dated as of 12/22/2020 ____________, 2020, between ICON IPC TX PROPERTY OWNER POOL 6 WEST/SOUTHWEST, LLC, a Delaware limited liability company ("**Landlord**"), and PDS ACQUISITION, CORP., a Nevada corporation ("**Tenant**").

RECITALS:

A. Landlord and Tenant are party to that certain Lease Agreement dated June 16, 2011 (the "**Original Lease**"). The Original Lease, as amended by a First Amendment to Lease dated April 4, 2013, and a Second Amendment to Lease Agreement dated March 5, 2018 (the "**Second Amendment**"), is referred to herein as the "**Lease**". Pursuant to the terms of the Lease, Tenant is currently leasing Suite 105, containing approximately 22,400 rentable square feet (the "**Premises**"), in the building located at 2416 Brockton Drive, San Antonio, Texas 78217 (the "**Building**"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

B. Tenant desires to extend the Term for a period of twelve (12) months, and Landlord has agreed to such extension on the terms and conditions contained herein.

AGREEMENTS:

For valuable consideration, whose receipt and sufficiency are acknowledged, Landlord and Tenant agree as follows:

1. **Extension of Term**. The Term is hereby extended for a period of twelve (12) months, such that it expires at 5:00 p.m., San Antonio, Texas time, on September 30, 2024 (the "**Expiration Date**"), on the terms and conditions of the Lease, as modified hereby.

2. **Base Rent**. Beginning October 1, 2023 (the "**Renewal Date**"), the Base Rent shall be the following amounts for the following periods of time:

From:	To:	Monthly Installment of Base Rent:
October 1, 2023	September 30, 2024	$11,141.89

3. **Condition of Premises**. Tenant hereby accepts the Premises in their "**AS-IS**" condition, and Landlord shall have no obligation for any construction or finish-out allowance or providing to Tenant any other tenant inducement.

4. **Confidentiality**. Except as may be required by any reporting entity due to Tenant or Tenant's affiliates being a public company, Tenant acknowledges the terms and conditions of the Lease (as amended hereby) are to remain confidential for Landlord's benefit and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

5. **HVAC**. Tenant shall enter into a regularly scheduled preventive maintenance/service contract ("**Service Contract**") with a maintenance contractor reasonably acceptable to Landlord for

servicing all heating ventilation, and air conditioning systems and equipment inside or exclusively serving the Premises (collectively, the "**HVAC System**"), which Service Contract shall comply with the requirements set forth on **Exhibit A** attached hereto.

6. **Options**. Except for the Renewal Option set forth in Exhibit B to the Second Amendment, all option rights granted to Tenant, if any, contained in the Lease, including, without limitation, options to extend or renew the term of the Lease or to expand the Premises or to terminate the Lease, are hereby deleted and are of no force and effect.

7. **Limitation of Liability.** In addition to any other limitations of Landlord's liability as contained in the Lease, as amended to date, the liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of the Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

8. **Brokerage**. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than Site Selection Group LLC, representing Tenant, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

9. **Determination of Charges.** Landlord and Tenant agree that each provision of the Lease (as amended by this Amendment) for determining charges and amounts payable by Tenant is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

10. **Prohibited Persons and Transactions.** Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

11. **Ratification.** Tenant hereby ratifies and confirms its obligations under the Lease accruing after the date (the "**Assumption Date**") of that certain Assignment and Assumption of Lease between Information Management Solutions, LLC, a Texas limited liability company ("**Prior Tenant**") and Tenant, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, (c) except as expressly provided for in this Amendment, all tenant finish-work allowances provided to Tenant under the Lease or otherwise, if any, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto, and (d) there are no defaults by Tenant and no event has occurred or situation exists which would, with the passage of time, constitute a default by Tenant under the Lease.

12. **Release of Prior Tenant.** Landlord hereby releases Prior Tenant for obligations under this Lease first accruing after the Assumption Date.

13. **Binding Effect; Governing Law.** Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State in which the Premises are located.

14. **Counterparts.** This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

15. **Notices to Tenant.** Tenant's address for notices and general correspondence pursuant to the Lease shall be (or at such other places as Tenant may hereafter designate in writing:

PDS Acquisition, Corp.
Attn: Mr. Louis Hoch, President and CEO
3611 Paesanos Parkway, Suite 300
San Antonio, TX 78231

16. **Electronic Signatures**. This Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. For these purposes, "electronic signature" shall mean electronically scanned and transmitted versions (e.g., via pdf file) of an original signature, or signatures electronically inserted and verified by software such as Adobe Sign.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

This Amendment is executed on the respective dates set forth below, but for reference purposes this Amendment shall be dated as of the date first above written. If the execution date is left blank, this Amendment shall be deemed executed as of the date first written above.

LANDLORD:

ICON IPC TX PROPERTY OWNER POOL 6 WEST/SOUTHWEST, LLC, a Delaware limited liability company

DocuSigned by:

By: Ryan Keathley
876778B01B7B48C
Name: Ryan Keathley
Title: Authorized Signatory

TENANT:

PDS ACQUISITION, CORP.,
a Nevada corporation

By: [signature]
Name: Louis A Hoch
Title: President / CEO

EXHIBIT A

SERVICE CONTRACT

The Service Contract for the HVAC System must include the following: The service contract must become effective within thirty (30) days following the date of this Amendment, and service visits must be performed on at least a quarterly basis unless otherwise agreed in writing by Landlord. The maintenance contract must include the following services:

a. Adjust belt tension;
b. Lubricate all moving parts, as necessary;
c. Inspect and adjust all temperature and safety controls;
d. Check refrigeration system for leaks and operation;
e. Check refrigeration system for moisture;
f. Inspect compressor oil level and crank case heaters;
g. Check head pressure, suction pressure and oil pressure;
h. Inspect air filters and replace when necessary;
i. Check space conditions;
j. Check condensate drains and drain pans and clean, if necessary;
k. Inspect and adjust all valves;
l. Check and adjust dampers; and
m. Run machine through complete cycle.